Exhibit 95

Mine Safety Disclosures

This exhibit contains certain specified disclosures regarding mine safety required by section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K. Certain of our subsidiaries have permits for surface mining operations that are incidental to excavation work for landfill development.

During the year ended December 31, 2021, CGS Services, Inc., an indirect wholly-owned subsidiary of Waste Management, Inc. (“CGS”), received three citations in connection with the Caldwell PT & ML mine in Indiana (the “Caldwell mine”) from the U.S. Mine Safety and Health Administration (“MSHA”) that the MSHA deemed to be violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Federal Mine Safety and Health Act of 1977 (the “Mine Safety Act”). CGS was assessed penalties totaling $835 by the MSHA on account of these three citations. CGS was assessed total penalties of $1,210 by the MSHA in 2021 in connection with the Caldwell mine.

During the year ended December 31, 2021, we did not receive any of the following: (a) an order issued under section 104(b) of the Mine Safety Act; (b) a citation or order for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Safety Act; (c) a flagrant violation under section 110(b)(2) of the Mine Safety Act; or (d) an imminent danger order under section 107(a) of the Mine Safety Act.

In addition, during the year ended December 31, 2021, we had no mining-related fatalities, we had no pending legal actions before the Federal Mine Safety and Health Review Commission involving a coal or other mine, and we did not receive any written notice from the MSHA involving a pattern of violations, or the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Safety Act.